Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

Sizmek Reports Fourth Quarter and Full Year 2013 Results

•                                          Fourth quarter revenues increase 16%, full year revenues increase 15%

•                                          Fourth quarter Adjusted EBITDA increases 42%, full year Adjusted EBITDA increases 112%

Dallas, TX — February 18, 2014 — Sizmek Inc. (NASDAQ: SZMK), an open ad management platform company servicing over 5,000 agencies and with representatives in 48 countries, today reported financial results for the fourth quarter and full year ended December 31, 2013.  Prior to February 7, 2014, Sizmek operated as the Online Segment of Digital Generation, Inc. (DG).

Revenues for the three months ended December 31, 2013 were up 16% to $47.6 million compared to the same period of 2012.  Sizmek’s fourth quarter income from operations was $2.6 million compared to a loss from operations of $14.0 million in the prior year period. The prior year period included a goodwill impairment charge of $11.4 million.  Fourth quarter Adjusted EBITDA was up 42% to $12.8 million compared to $9.0 million reported in the fourth quarter of 2012.

For the twelve months ended December 31, 2013, revenues were up 15% to $161.1 million compared to $140.7 million in 2012.  The 2013 loss from operations was $6.8 million compared to a 2012 loss from operations (including goodwill impairment charges of $219.6 million) of $245.7 million.  Adjusted EBITDA for 2013 increased 112% to $29.3 million compared to $13.8 million for 2012.

“Sizmek is fresh, focused and already delivering solid results, with 16% revenue growth and a number of key new global advertisers added during the fourth quarter,” said Neil Nguyen, CEO and President of Sizmek. “The new Sizmek approach to Open Ad Management and the introduction of the Open Ad Stack Initiative is resonating with customers and partners, as it leads to a more integrated way for marketers to handle the growing complexity of true multiscreen media campaigns.  With our unique positioning in the expanding marketing cloud we are very excited about the opportunities ahead for Sizmek.”

On February 7, 2014, the merger transaction of DG pursuant to the Agreement and Plan of Merger, dated as of August 12, 2013, by and among Extreme Reach, Inc., Dawn Blackhawk Acquisition Corp., a wholly-owned subsidiary of Extreme Reach, and DG was completed. DG’s online business was spun off into Sizmek Inc. just prior to the merger, and began trading on The NASDAQ Stock Market under the stock ticker symbol SZMK.

Fourth quarter highlights include:

•                  Revenue in North America, Sizmek’s largest region, grew over 25% from the fourth quarter of 2012.

•                  Adjusted EBITDA margins improved to 27% from 22% in the fourth quarter of 2012.

•                  Operating income of $2.6 million included $2.5 million of acquisition, integration and other related expenses in the fourth quarter of 2013.

Full year 2013 financial highlights include:

•                  2013 Adjusted EBITDA margins increased to 18% from 10% a year ago.

•                  Cash flow from operations increased to $18.5 million for the full year 2013 compared to cash used in operations of $8.7 million in 2012.

•                  As of December 31, 2013, Sizmek reported $22.6 million of cash and $34.7 million of other working capital.

•                  Following the closing of the transaction with Extreme Reach, Sizmek has a total cash balance of approximately $65 million and total other working capital, excluding cash, of approximately $60 million which includes approximately $30 million of net working capital retained from DG’s television business.

•                  Sizmek is debt free after the closing of the transaction with Extreme Reach.

2014 Outlook:

•                  Revenues for 2014 are expected to be in the range of $177 million to $193 million; a 10% to 20% increase from $161.1 million in 2013.

•                  Adjusted EBITDA for 2014 is expected to be in the range of $21 million to $26 million as compared to pro forma Adjusted EBITDA of $21 million in 2013.

Fourth Quarter and Full Year 2013 Financial Results Webcast

The Company’s fourth quarter and full year 2013 financial results conference call will be broadcast live on the Internet at 5 p.m. ET on February 18, 2014. To access the conference call by telephone, interested parties may dial 866-713-8563 and enter passcode 41147493. International callers may access the call by dialing 617-597-5311. Please call five minutes in advance to ensure that you are connected. A replay will also be available for seven days following the call. To access the replay, interested parties may dial 888-286-8010 and enter passcode 38676226. International callers may access the replay by dialing 617-801-6888. Participants can access the webcast at www.sizmek.com. For the webcast, please allow 15 minutes to register and download any necessary software. Following the call’s completion, a replay will also be available for 30 days on the Company’s website.

Basis of Presentation

The accompanying financial statements and schedules reflect the combined historical results of operations, financial position and cash flows of DG’s online business conducted through its online subsidiaries and an allocable portion of certain DG corporate expenses.  These combined financial statements include expense allocations for (1) certain corporate functions historically provided by DG, including, but not limited to, finance, audit, legal, information technology, human resources, communications, compliance, and shared services; and (2) share-based compensation. The allocations may not, however, reflect the full expense we would have incurred as an independent, publicly traded company for the periods presented. We believe we have benefited from sharing the corporate cost structure of DG rather than incurring such costs ourselves on a stand-alone basis.  For 2013, DG incurred consolidated corporate overhead of $24.2 million. The amount of such 2013 corporate overhead that was allocated to Sizmek in the accompanying combined financial statements was $9.1 million; in accordance with the allocation principles for preparing carve out financial statements. As a result, these carve out financial statements include corporate overhead expenses which represent approximately 40% of DG’s total corporate overhead for 2013.  After the spin-off, we expect about 70% to 75% of DG’s total corporate overhead will shift to Sizmek, rather than the 40% that has been allocated in these financial statements.  Accordingly, it is expected our operating expenses will increase on a stand-alone basis by approximately $8 million to $9 million. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.   For comparison purposes, we have included a schedule reconciling amounts reflected on a combined bases with pro forma amounts which include the increased corporate overhead expenses expected on a stand-alone basis.

The accompanying combined financial statements include certain assets and liabilities that have historically been held at the DG corporate level but are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by DG at the corporate level are not specifically identifiable to the Company and therefore were not allocated to us for any of the periods presented. Cash and cash equivalents in our combined balance sheets primarily represent cash held locally by entities included in our combined financial statements. DG’s third-party debt and the related interest expense have not been allocated to us for any of the periods presented as we were not the legal obligor of the debt and amounts outstanding were paid off as part of the transaction with Extreme Reach described above.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of Adjusted EBITDA as a non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA as a non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA to measure the operating performance of our business.  This measure is used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measure because it is specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income (loss) from operations, before depreciation and amortization, share-based compensation, acquisition, integration and other expenses, and restructuring / impairment charges and benefits.  Historically, “Segment Adjusted EBITDA” also excluded corporate overhead.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition, integration and other expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.

About Sizmek

Sizmek Inc. (NASDAQ: SZMK) fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, the online business that is now Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across channels. Sizmek’s open ad management stack, Sizmek MDX, delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects 20,000 advertisers and over 5,000 agencies to audiences, serving more than 1.5 trillion impressions a year.  Sizmek operates on the ground in 48 countries with a team of over 850 employees.

www.sizmek.com

Cautionary Note Regarding Forward-Looking Statements

Statements in this release regarding our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: our ability to further identify, develop and achieve commercial success for new online products; delays in product offerings; the development and pricing of competing online services and products; consolidation of the digital industry and of digital advertising networks; slower than expected development of the digital advertising market; our ability to protect our proprietary technologies; integrating our acquisitions with our operations, systems, personnel and technologies; security threats to our computer networks; operating in a variety of foreign jurisdictions; fluctuations in currency exchange rates; adaption to new, changing, and competitive technologies; potential additional impairment of our goodwill and potential impairment of our other long-lived assets; our ability to achieve some or all of the expected benefits of the spin-off and merger transaction and the other risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. We disclaim any intention or obligation to update the forward-looking statements to reflect subsequent events or circumstances or update the reasons that actual results could differ materially from those anticipated in the forward-looking statements, except as required by law.

Sizmek Inc.

(A Carve Out of Digital Generation, Inc.)
Unaudited Combined Statements of Operations

(In thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$47,568	$41,183	$161,132	$140,652
Cost of revenues	14,481	12,648	53,452	49,917
Sales and marketing	14,117	13,738	54,192	48,048
Research and development	2,592	2,358	9,765	11,248
General and administrative	3,612	3,442	14,461	17,634
Operating expenses, excluding depreciation and amortization; share-based compensation; acquisition, integration and other expenses; and goodwill impairment	34,802	32,186	131,870	126,847
Adjusted EBITDA	12,766	8,997	29,262	13,805
Depreciation and amortization	6,191	7,683	23,833	25,084
Share-based compensation	1,478	2,016	6,401	8,886
Acquisition, integration and other expenses	2,483	1,883	5,877	5,952
Goodwill impairment	—	11,427	—	219,593
Operating income (loss)	2,614	(14,012)	(6,849)	(245,710)
Interest expense	53	7	53	7
Other, net	15	1,942	(11)	2,848
Interest expense and other, net	68	1,949	42	2,855
Income (loss) before income taxes	2,546	(15,961)	(6,891)	(248,565)
Provision (benefit) for income taxes	(3,722)	2,670	(2,180)	(10,359)
Net income (loss)	$6,268	$(18,631)	$(4,711)	$(238,206)

Sizmek Inc.

(A Carve Out of Digital Generation, Inc.)
Unaudited Combined Balance Sheets

(In thousands)

	December 31,
	2013	2012
	(Unaudited)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$22,648	$13,692
Trade receivables (less allowances of $776 in 2013 and $524 in 2012)	47,362	45,308
Short-term investments	—	314
Deferred income taxes	472	843
Restricted cash	1,725	1,917
Other current assets	6,817	10,774
Total current assets	79,024	72,848
Property and equipment, net	26,002	18,610
Goodwill	134,086	134,086
Intangible assets, net	84,319	98,752
Deferred income taxes	329	—
Restricted cash	3,497	3,784
Other	2,766	895
Total assets	$330,023	$328,975

Liabilities and Business Capital
CURRENT LIABILITIES:
Accounts payable	$3,625	$3,268
Accrued liabilities	17,959	22,167
Deferred income taxes	94	36
Deferred revenue	—	14
Total current liabilities	21,678	25,485
Deferred income taxes	8,324	13,196
Other non-current liabilities	6,885	6,909
Total liabilities	36,887	45,590
BUSINESS CAPITAL:
Parent company investment	292,454	283,903
Accumulated other comprehensive income (loss)	682	(518)
Total business capital	293,136	283,385
Total liabilities and business capital	$330,023	$328,975

Sizmek Inc.

(A Carve Out of Digital Generation, Inc.)
Unaudited Combined Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(4,711)	$(238,206)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill impairment	—	219,593
Depreciation of property and equipment	8,065	9,699
Amortization of intangibles	15,768	15,384
Deferred income taxes	(7,005)	(15,755)
Provision for accounts receivable losses	252	269
Impairment of long-term investments	—	2,394
Share-based compensation	6,401	8,886
Other	(52)	976
Changes in operating assets and liabilities:
Accounts receivable	(2,534)	(367)
Other assets	3,957	(6,541)
Accounts payable and other liabilities	(1,633)	(4,723)
Deferred revenue	(14)	(324)
Net cash provided by (used in) operating activities	18,494	(8,715)

Cash flows from investing activities:
Purchases of property and equipment	(6,320)	(6,136)
Capitalized costs of developing software	(9,617)	(6,593)
Proceeds from sale of short-term investments	314	10,350
Purchase of long-term investments	(156)	(1,517)
Other	1,029	56
Acquisitions, net of cash acquired	(1,120)	(8,593)
Net cash used in investing activities	(15,870)	(12,433)

Cash flows from financing activities:
Net contributions from parent	9,122	9,742
Payments of earnouts/seller financing	(2,531)	—
Net cash provided by financing activities	6,591	9,742

Effect of exchange rate changes on cash and cash equivalents	(259)	57
Net increase (decrease) in cash and cash equivalents	8,956	(11,349)
Cash and cash equivalents at beginning of year	13,692	25,041

Cash and cash equivalents at end of year	$22,648	$13,692

Supplemental disclosures of cash flow information:
Cash (received) paid for income taxes	$(854)	$2,984
Non-cash component of purchase price to acquire a business	$280	$2,331

Sizmek Inc.

Supplemental Non-GAAP Disclosure

Reconciliation of Reported Adjusted EBITDA to Pro Forma Adjusted EBITDA

(In thousands)

	Amounts Included as Segment Adjusted EBITDA by DG in Prior Years	Allocated Corporate Overhead Under Carve-Out Accounting Rules	As Reported per Attached Carve Out Financials	Pro Forma Corporate Overhead(2)	Pro Forma Standalone
	Three Months Ended December 31, 2013
Revenues	$47,568	$—	$47,568	$—	$47,568
Cost of revenues	14,481	—	14,481	—	14,481
Sales and marketing	13,835	282	14,117	734	14,851
Research and development	2,572	20	2,592	74	2,666
General and administrative	2,070	1,542	3,612	1,701	5,313
Adjusted operating expenses(1)	32,958	1,844	34,802	2,509	37,311
Segment Adjusted EBITDA before corporate overhead	$14,610
Adjusted EBITDA			$12,766		$10,257

	Three Months Ended December 31, 2012
Revenues	$41,183	$—	$41,183	$—	$41,183
Cost of revenues	12,648	—	12,648	—	12,648
Sales and marketing	13,544	194	13,738	1,051	14,789
Research and development	2,308	50	2,358	182	2,540
General and administrative	1,532	1,910	3,442	968	4,410
Adjusted operating expenses(1)	30,032	2,154	32,186	2,201	34,387
Segment Adjusted EBITDA before corporate overhead	$11,151
Adjusted EBITDA			$8,997		$6,796

(1)         Adjusted operating expenses exclude depreciation and amortization; share-based compensation; acquisition, integration and other expenses; and goodwill impairment.

(2)         Represents incremental expenses the Company expects to incur on a stand-alone basis following the February 7, 2014 spin-off from DG.  See “Basis of Presentation” in this press release for more information.

Sizmek Inc.

Supplemental Non-GAAP Disclosure

Reconciliation of Reported Adjusted EBITDA to Pro Forma Adjusted EBITDA

(In thousands)

	Amounts Included as Segment Adjusted EBITDA by DG in Prior Years	Allocated Corporate Overhead Under Carve-Out Accounting Rules	As Reported per Attached Carve Out Financials	Pro Forma Corporate Overhead(2)	Pro Forma Standalone
	Year Ended December 31, 2013
Revenues	$161,132	$—	$161,132	$—	$161,132
Cost of revenues	53,452	—	53,452	—	53,452
Sales and marketing	52,955	1,237	54,192	2,826	57,018
Research and development	9,647	118	9,765	258	10,023
General and administrative	6,760	7,701	14,461	5,196	19,657
Adjusted operating expenses(1)	122,814	9,056	131,870	8,280	140,150
Segment Adjusted EBITDA before corporate overhead	$38,318
Adjusted EBITDA			$29,262		$20,982

	Year Ended December 31, 2012
Revenues	$140,652	$—	$140,652	$—	$140,652
Cost of revenues	49,917	—	49,917	—	49,917
Sales and marketing	47,384	664	48,048	4,731	52,779
Research and development	11,105	143	11,248	626	11,874
General and administrative	9,604	8,030	17,634	3,144	20,778
Adjusted operating expenses(1)	118,010	8,837	126,847	8,501	135,348
Segment Adjusted EBITDA before corporate overhead	$22,642
Adjusted EBITDA			$13,805		$5,304

(1)         Adjusted operating expenses exclude depreciation and amortization; share-based compensation; acquisition, integration and other expenses; and goodwill impairment.

(2)         Represents incremental expenses the Company expects to incur on a stand-alone basis following the February 7, 2014 spin-off from DG.  See “Basis of Presentation” in this press release for more information.

Sizmek Inc.

Supplemental Non-GAAP Disclosure

Reconciliation of 2014 Outlook for Adjusted EBITDA to Net Income (Loss)

For the Year Ending December 31, 2014

	2014
($ in millions, except per share amounts)	Low end of Range	High end of Range

Net income (loss)	$(29)	$(15)
Plus:
Provision for income taxes	4	2
Other income and expense, net	—	—
Depreciation and amortization	27	25
Share-based compensation	5	3
Acquisition integration and other expenses(1)	14	11
Adjusted EBITDA	$21	$26

Net income (loss)	$(29)	$(15)
Common shares outstanding, diluted (in millions)	31	31
Diluted earnings per share	$(0.95)	$(0.49)

(1)         Includes approximately $7 million of non-cash costs incurred in the first quarter of 2014 related to accelerated and cancelled equity grants as a result of the transaction with Extreme Reach.